Pricing Supplement No. 2020—USNCH4296 to Product Supplement No. EA-02-08 dated February 15, 2019,

Prospectus Supplement and Prospectus each dated May 14, 2018

Filed Pursuant to Rule 424(b)(8)

Registration Statement Nos. 333-224495 and 333-224495-03

Dated May 1, 2020

Citigroup Global Markets Holdings Inc. $3,660,000 Trigger Absolute Return Autocallable Notes

Linked to the Common Stock of FedEx Corporation Due May 5, 2022

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Trigger Absolute Return Autocallable Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the performance of the common stock of FedEx Corporation (the “underlying”). If the closing price of the underlying is greater than or equal to the initial underlying price on any valuation date (beginning approximately three months after issuance), we will automatically call the notes and pay you a call price equal to the stated principal amount per note plus a call return based on the call return rate. The call return increases the longer the notes are outstanding, as described below, based on a fixed call return rate per annum. If by maturity the notes have not been called (including on the final valuation date), the amount you receive at maturity will depend on the final underlying price. If the final underlying price is less than the initial underlying price but greater than or equal to the downside threshold, you will receive the stated principal amount of your notes at maturity plus a return equal to the absolute value of the percentage decline in the closing price of the underlying from the strike date to the final valuation date (the “contingent absolute return”). However, if the final underlying price is less than the downside threshold, you will receive less than the stated principal amount of your notes, and possibly nothing, at maturity, resulting in a loss that is proportionate to the decline in the closing price of the underlying from the strike date to the final valuation date, up to a 100% loss of your investment.

Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment. You will not receive dividends or other distributions paid on the underlying. The notes do not pay interest. The contingent absolute return and the contingent repayment of the stated principal amount apply only if you hold the notes to maturity. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Features

❑    Call Return — We will automatically call the notes for a call price equal to the stated principal amount plus a call return based on the call return rate if the closing price of the underlying is greater than or equal to the initial underlying price on any valuation date (beginning approximately three months after issuance). The call return increases the longer the notes are outstanding, based on a fixed call return rate per annum. If the notes are not called, investors may have full downside market exposure to the underlying at maturity.

❑    Downside Exposure with Contingent Absolute Return at Maturity — If by maturity the notes have not been called and the final underlying price is less than the initial underlying price but greater than or equal to the downside threshold, you will receive the stated principal amount of the notes at maturity plus the contingent absolute return. However, if by maturity the notes have not been called and the final underlying price is less than the downside threshold, the contingent absolute return will not apply and you will receive less than the stated principal amount of your notes, and possibly nothing, at maturity. The resulting loss will be proportionate to the full negative underlying return. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Key Dates

Strike date	April 30, 2020
Trade date	May 1, 2020
Settlement date[1]	May 6, 2020
Valuation dates[2]	Quarterly (See page PS-6)
Final valuation date[2]	May 2, 2022
Maturity date	May 5, 2022
[1] See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
[2] See page PS-4 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the underlying. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Absolute Return Autocallable Notes Linked to the common stock of FedEx Corporation. Any payment on the notes will be determined by the performance of the underlying. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.

Underlying	Call Return Rate	Initial Underlying Price	Downside Threshold	CUSIP/ISIN
Common stock of FedEx Corporation (Ticker: FDX)	19.50% per annum	$126.77	$88.739, which is 70% of the initial underlying price	17327U566 / US17327U5662

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.15	$9.85
Total	$3,660,000.00	$54,900.00	$3,605,100.00

(1) On the date of this pricing supplement, the estimated value of the notes is $9.465 per note, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.15 per note. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.85 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes for $9.85 per note. UBS will receive an underwriting discount of $0.15 per note for each note it sells. UBS proposes to offer the notes to the public at a price of $10.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity and/or whether the notes are automatically called prior to maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments”and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Each scheduled valuation date is subject to postponement as if it were the scheduled valuation date as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

You may access the accompanying product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦  Product Supplement No. EA-02-08 dated February 15, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002039/dp102379_424b2-psea0208par.htm

♦  Prospectus Supplement and Prospectus each dated May 14, 2018:

https://www.sec.gov/Archives/edgar/data/200245/000119312518162183/d583728d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Trigger Absolute Return Autocallable Notes Linked to the Common Stock of FedEx Corporation that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the notes.

Prospectus. The first sentence of “Description of Debt Securities—Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•     failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;

•     failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;

•     failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

•     failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and

•     certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “FedEx Corporation” beginning on page PS-13 of this pricing supplement and “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement.

The notes may be suitable for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying.

♦   You understand and accept the risks associated with the underlying.

♦   You believe the closing price of the underlying will be greater than or equal to the initial underlying price on one of the specified valuation dates or will close at or above the downside threshold on the final valuation date.

♦   You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying.

♦   You are willing to hold notes that will be called on the earliest valuation date on which the closing price of the underlying is greater than or equal to the initial underlying price, and you are otherwise willing to hold such notes to maturity.

♦   You are willing to make an investment whose positive return is limited to the call return or, if the notes have not been called, the contingent absolute return (as limited by the downside threshold), regardless of the potential appreciation of the underlying, which could be significant.

♦   You are willing to invest in the notes based on the call return rate indicated on the cover page of this pricing supplement.

♦   You are willing to invest in the notes based on the downside threshold indicated on the cover page of this pricing supplement.

♦   You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦   You do not seek current income from your investment and are willing to forgo the dividends paid on the underlying for the term of the notes.

♦   You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦   You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦   You do not believe the closing price of the underlying will be greater than or equal to the initial underlying price on any one of the specified valuation dates or at or above the downside threshold on the final valuation date.

♦   You believe the closing price of the underlying will be less than the downside threshold on the final valuation date, exposing you to the full downside performance of the underlying.

♦   You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦   You do not understand or accept the risks associated with the underlying.

♦   You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the underlying.

♦   You seek an investment that participates in the full appreciation of the underlying and whose positive return is not limited to the call return or, if the notes have not been called, the contingent absolute return (as limited by the downside threshold).

♦   You are unwilling to invest in the notes based on the call return rate indicated on the cover page of this pricing supplement.

♦   You are unwilling to invest in the notes based on the downside threshold indicated on the cover page of this pricing supplement.

♦   You are unable or unwilling to hold notes that will be called on the earliest valuation date on which the closing price of the underlying is greater than or equal to the initial underlying price, or you are otherwise unable or unwilling to hold such notes to maturity.

♦   You seek an investment for which there will be an active secondary market.

♦   You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the underlying for the term of the notes.

♦   You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦   You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying.

♦   You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Final Terms

Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Two years, unless called earlier
Strike date	April 30, 2020
Trade date	May 1, 2020
Settlement date	May 6, 2020. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation date[1]	May 2, 2022
Maturity date	May 5, 2022
Underlying1	The common stock of FedEx Corporation (Ticker: FDX)
Underlying issuer	FedEx Corporation
Automatic call feature

The notes will be automatically called if the closing price of the underlying is greater than or equal to the initial underlying price on any valuation date (beginning approximately three months after issuance).

If the notes are automatically called, we will pay you on the applicable call settlement date a cash payment per $10.00 stated principal amount of each note equal to the call price for the applicable valuation date.

After the notes are automatically called, no further payments will be made on the notes.

Valuation dates[1]	August 3, 2020 November 2, 2020 February 1, 2021 May 7, 2021 August 2, 2021 November 1, 2021 February 1, 2022 May 2, 2022 (the “final valuation date”)
Call settlement dates	Three (3) business days following the applicable valuation date, except that the call settlement date for the final valuation date is the maturity date.
Call price	The call price will be calculated based on the following formula: $10.00 + applicable call return
Call return/call return rate

The call return increases the longer the notes are outstanding and will be based on a fixed call return rate of 19.50% per annum.

See “Call Returns/Call Prices for the Offering of the Notes” on page PS-6.

1 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

2 Subject to adjustment upon the occurrence of any of the events described in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement.

Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not called and the final underlying price is less than the initial underlying price but greater than or equal to the downside threshold, we will pay the stated principal amount of the notes plus a return equal to the contingent absolute return, calculated as follows:

$10.00 + ($10.00 × contingent absolute return)

If the notes are not called and the final underlying price is less than the downside threshold on the final valuation date, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return, equal to:

$10.00 × (1 + underlying return)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the underlying declines.

Underlying return	final underlying price – initial underlying price initial underlying price
Downside threshold[2]	70.00% of the initial underlying price, as specified on the cover page of this pricing supplement.
Contingent absolute return	The absolute value of the underlying return. For example, if the underlying return is -5%, the contingent absolute return will equal 5%.
Initial underlying price[2]	The closing price of the underlying on the strike date, as specified on the cover page of this pricing supplement.
Final underlying price	The closing price of the underlying on the final valuation date.
INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Strike date	The closing price of the underlying (the initial underlying price) is observed and the downside threshold is set.

Trade date	The call return rate is determined.

Quarterly, beginning August 3, 2020 (including the final valuation date)

The notes will be automatically called if the closing price of the underlying is greater than or equal to the initial underlying price on any valuation date (beginning three months after issuance).

If the notes are automatically called, we will pay the call price for the applicable valuation date, equal to the stated principal amount plus the applicable call return.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date

The final underlying price is observed on the final valuation date.

If the notes are not called and the final underlying price is less than the initial underlying price but greater than or equal to the downside threshold, we will pay the stated principal amount of the notes plus a return equal to the contingent absolute return, calculated as follows:

$10.00 + ($10.00 × contingent absolute return)

If the notes are not called and the final underlying price is less than the downside threshold on the final valuation date, we will pay you an amount in cash per note that is less than the stated principal amount, and possibly zero, at maturity, resulting in a loss proportionate to the decline of the underlying, equal to:

$10.00 × (1 + underlying return)

Call Returns/Call Prices for the Offering of the Notes

Valuation Date	Call Return (Per $10 stated principal amount. Based on a call return rate of 19.50% per annum.)	Call Price (Per $10 stated principal amount)
August 3, 2020	4.875% of the stated principal amount	$10.4875
November 2, 2020	9.750% of the stated principal amount	$10.9750
February 1, 2021	14.625% of the stated principal amount	$11.4625
May 7, 2021	19.500% of the stated principal amount	$11.9500
August 2, 2021	24.375% of the stated principal amount	$12.4375
November 1, 2021	29.250% of the stated principal amount	$12.9250
February 1, 2022	34.125% of the stated principal amount	$13.4125
May 2, 2022 (the “final valuation date”)	39.000% of the stated principal amount	$13.9000

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. Instead, your return on the notes is linked to the performance of the underlying and, if the notes are not automatically called, will depend on whether, and the extent to which, the final underlying price is less than the downside threshold. If the notes are not automatically called on any of the valuation dates and the final underlying price is less than the downside threshold, the contingent absolute return will not apply and you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying price is less than the initial underlying price. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	The appreciation potential of the notes is limited — Your potential total return on the notes if the notes are called is limited to the call return. Because the call return increases the longer the notes have been outstanding and because the notes could be called as early as approximately three months after the settlement date, you may not receive the call return associated with a later valuation date. If the notes are not called, any positive return on the notes will be limited by the downside threshold because you will receive only the contingent absolute return if the final underlying price is greater than or equal to the downside threshold. You will not receive the contingent absolute return and will lose some or all of your investment if the final underlying price is less than the downside threshold. You will not participate in any potential appreciation of the underlying even though you may be subject to its full downside performance. As a result, the return on an investment in the notes may be significantly less than the return on a hypothetical direct investment in the underlying.

♦	The initial underlying price, which was set on the strike date, may be higher than the closing price of the underlying on the trade date — If the closing price of the underlying on the trade date is less than the initial underlying price that was set on the strike date, the terms of the notes may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the notes but with the initial underlying price set on the trade date.

♦	The contingent absolute return is contingent, and you will have full downside exposure to the underlying if the final underlying price is less than the downside threshold — If the notes are not automatically called on any of the valuation dates and the final underlying price is greater than or equal to the downside threshold, you will receive the stated principal amount of the notes plus a return equal to the contingent absolute return. However, if the notes are not automatically called on any of the valuation dates and the final underlying price is below the downside threshold, the contingent absolute return will not apply, and you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying price is less than the initial underlying price. The notes will have full downside exposure to the decline of the underlying if the final underlying price is below the downside threshold. As a result, you may lose your entire investment in the notes. Further, this contingent absolute return applies only if you hold the notes to maturity. If you are able to sell the notes prior to maturity, you may have to sell them for a loss even if the price of the underlying is greater than the downside threshold at that time. See “The value of the notes prior to maturity will fluctuate based on many unpredictable factors” below.

♦	The notes do not pay interest — Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity or earlier automatic call. You should not invest in the notes if you seek current income during the term of the notes.

♦	Investing in the notes is not equivalent to investing in the underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying. Moreover, unlike a direct investment in the underlying, the appreciation potential of the notes is limited, as described above.

♦	Single equity risk — The return on the notes, which may be negative, is directly linked to the performance of the underlying. The price of the underlying can rise or fall sharply due to factors specific to that underlying and the underlying issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the notes, should make your own investigation into the underlying issuer and the underlying for your notes. For additional information regarding the underlying issuer, please see the section “FedEx Corporation” in this pricing supplement and the underlying issuer’s SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying issuer with the SEC.

♦	The probability that the underlying will fall below the downside threshold on the final valuation date will depend in part on the volatility of the underlying — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large decline over the term of the notes, not be automatically called and fall below the downside threshold on the final valuation date. The underlying has historically experienced significant volatility. As a result, there is a significant risk that the notes will not be automatically called and the underlying will fall below the downside threshold on the final valuation date and that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of the underlying as of the trade date. If expectations about the volatility of the underlying change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The performance of the notes will depend on the closing price of the underlying solely on the valuation dates — The performance of the notes (including whether the notes are automatically called and, if they are not called, the amount of your payment at maturity) will depend on the closing price of the underlying only on the valuation dates. You will not receive the contingent absolute return at maturity if the closing price of the underlying on the final valuation date is less than the downside threshold, even if the closing price of the underlying is greater than the downside threshold on other days during the term of the notes. Moreover, your notes will be automatically called prior to maturity if the closing price of the underlying is greater than or equal to the initial underlying price on any valuation date, even if the closing price of the underlying is less than the initial underlying price on other days during the term of the notes. Because the performance of the notes depends on the closing price of the underlying on a small number of dates, the performance of the notes will be particularly sensitive to volatility in the closing price of the underlying, particularly around the valuation dates. You should understand that the price of the underlying has historically been highly volatile. See “FedEx Corporation” in this pricing supplement.

♦	The notes may be automatically called prior to maturity — Beginning approximately three months after issuance, on any valuation date occurring quarterly during the term of the notes, the notes will be automatically called if the closing price of the underlying on that valuation date is greater than or equal to the initial underlying price. Thus, the term of the notes may be limited to as short as approximately three months. The earlier the notes are automatically called, the lower the amount of the call return you will receive. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the price and volatility of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the call return and the contingent absolute return, only applies if you hold the notes to maturity or earlier automatic call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	Our offering of the notes is not a recommendation of the underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the price of the underlying in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing price of the underlying and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the price of the underlying and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlying to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We have hedged our exposure under the notes through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying and other financial instruments related to the underlying and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in the underlying or instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the closing price of the underlying and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other notes or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the underlying issuer, including extending loans to, making equity investments in or providing advisory services to the underlying issuer. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about the underlying issuer, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of the underlying issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The historical performance of the underlying is not an indication of the future performance of the underlying — The historical performance of the underlying, which is included in this pricing supplement under “FedEx Corporation” below, should not be taken as an indication of the future performance of the underlying during the term of the notes. Changes in the price of the underlying will affect the value of the notes and the payments you will receive on the notes, but it is impossible to predict whether the price of the underlying will fall or rise.

♦	You will have no rights against the underlying issuer, and you will not receive dividends on the underlying — As a holder of the notes, you will not be entitled to any rights with respect to the underlying or the underlying issuer, including voting rights and rights to receive any dividends or other distributions on the underlying, but you will be subject to all changes affecting the underlying. The underlying issuer is not involved in the offering of the notes in any way, and the underlying issuer does not have any obligation to consider your interests as a holder of notes.

♦	We have no affiliation with the underlying issuer and are not responsible for its public disclosures — We are not affiliated with the underlying issuer, and the underlying issuer is not involved in this offering of the notes in any way. Consequently, we have no control over the actions of the underlying issuer, including any corporate actions of the type that would require the calculation agent to adjust what you will receive at maturity. The underlying issuer does not have any obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the underlying issuer.

In addition, as we are not affiliated with the underlying issuer, we do not assume any responsibility for the accuracy or adequacy of any information about the underlying or the underlying issuer contained in the underlying issuer’s public disclosures. We have made no “due diligence” or other investigation into the underlying issuer. As an investor in the notes, you should make your own investigation into the underlying issuer.

♦	Even if the underlying issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement — In general, an adjustment will not be made under the terms of the notes for any cash dividend paid on the underlying unless the amount of the dividend per share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying by the amount of the dividend per share. If the underlying issuer pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

♦	The notes will not be adjusted for all events that could affect the price of the underlying — For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the underlying. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the underlying would not.

♦	If the underlying is delisted, we may call the notes prior to maturity for an amount that may be less than the stated principal amount — If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the notes.

♦	The notes may become linked to shares of an issuer other than the original underlying issuer upon the occurrence of a reorganization event or upon the delisting of the underlying — For example, if the underlying issuer enters into a merger agreement that provides for holders of the underlying to receive stock of another entity, the stock of such other entity will become the underlying for all purposes of the notes upon consummation of the merger. Additionally, if the underlying is delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments,” and “—Delisting of an Underlying Company” in the accompanying product supplement.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events, events with respect to the underlying that may require a dilution adjustment or the delisting of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any price required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on any valuation date, determining whether to postpone the valuation date;

♦	determining the price of the underlying if the price of the underlying is not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the initial underlying price or the downside threshold upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	selecting successor underlying or performing an alternative calculation of the price of the underlying if the underlying is delisted and we do not exercise our call right (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Recent Developments

On April 15, 2020, in connection with the release of Citigroup Inc.’s first quarter results, Citigroup Inc. provided an update on the impact of the COVID-19 pandemic and resulting health crisis on Citigroup Inc. The COVID-19 pandemic has had, and continues to have, negative impacts on Citigroup Inc.’s businesses, revenues, credit costs and overall results of operations and financial condition; Citigroup Inc.’s consumer and corporate clients; and the global economy as a whole. While the severity and length of the COVID-19 pandemic’s impact on Citigroup Inc. and the U.S. and global economies are unknown, the future impacts and trends may include, but are not limited to, the following:

•	Revenues may be negatively impacted by lower levels of activity, particularly in Citigroup Inc.’s Banking business and Consumer franchise, slower global growth, macro uncertainty, the lower interest rate environment, and, particularly in the credit card businesses, pressure on loan balances and a significant decline in purchase sales and account acquisitions;

•	Credit losses are expected to be higher during the remainder of the year, consumer net credit loss rates for 2020 are expected to be higher than originally expected, driven in part by higher unemployment as well as increased pressure in North America during the remainder of 2020, and credit reserves are expected to increase if Citigroup Inc.’s outlook deteriorates further;

•	Expense management will be impacted by the uncertainty of the impact of the pandemic, the continued efforts to protect Citigroup Inc.’s employees and operational issues resulting from remote working requirements in place globally; and

•	Higher corporate loan volume, reflecting drawdowns and new facilities for clients.

The rapidly evolving and volatile nature of the severity, scale and duration of the COVID-19 pandemic makes its effect on Citigroup Inc.’s businesses, revenues, credit costs and overall results of operations and financial condition uncertain and unpredictable. In addition, the ultimate impact of the COVID-19 pandemic on Citigroup Inc. will depend on many factors, including actions taken by governmental authorities and other third parties in response to the pandemic, that are not within Citigroup Inc.’s control.

The above information constitutes forward-looking statements, and we caution you that these statements are subject to risks and uncertainties, including those referred to under the “Forward-Looking Statements” and “Risk Factors” sections of Citigroup Inc.’s 2019 Annual Report on Form 10-K. To the extent the COVID-19 pandemic does adversely affect Citigroup Inc.’s businesses, revenues, credit costs and overall results of operations and financial condition, it may also have the effect of heightening many of the factors listed under “Forward-Looking Statements” in Citigroup Inc.’s 2019 Annual Report on Form 10-K and described under “Risk Factors” in Citigroup Inc.’s 2019 Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call or at maturity for a $10.00 stated principal amount note with the following assumptions and do not reflect the actual terms of the notes*:

Stated principal amount:	$10.00
Term:	2 years (unless earlier called)
Hypothetical initial underlying price:	$130.00
Hypothetical downside threshold:	$91.00 (which is 70% of the hypothetical initial underlying price)
Hypothetical call return rate:	19.00% per annum
Valuation dates:	Valuation dates will occur quarterly as set forth on page PS-6 in this pricing supplement.

* (i) The hypothetical call return rate per annum does not represent the actual call return rate per annum and (ii) the hypothetical initial underlying price and downside threshold do not represent the actual initial underlying price and downside threshold, respectively, applicable to the notes. The actual call return rate, initial underlying price and downside threshold for the notes are listed on the cover page of this pricing supplement.

Example 1 — Notes are Called on the First Valuation Date

Closing price on first valuation date:	$140.00 (greater than or equal to initial underlying price, notes are called)
Call price (per $10.00 stated principal amount):	$10.475

Because the notes are called on the first valuation date, we would pay you on the applicable call settlement date a total call price of $10.475 per $10.00 stated principal amount (a 4.75% total return on the notes).

Example 2 — Notes are Called on the Final Valuation Date; the Final Underlying Price is Greater Than the Initial Underlying Price

Closing price on first through seventh valuation dates:	Various (all less than initial underlying price, notes NOT called)
Closing price on final valuation date:	$150.00 (greater than the initial underlying price, notes called)
Payment at maturity (per $10.00 stated principal amount):	$10.00 + call return $10.00 + $3.80 $13.80

Because the final underlying price is greater than the initial underlying price on the final valuation date, the notes are called and we would pay you at maturity a total of $13.80 (the $10.00 stated principal amount plus the call return of 38.00%).

Example 3 — Notes are NOT Called on the Final Valuation Date; the Final Underlying Price is Greater Than the Downside Threshold but Less than the Initial Underlying Price

Closing price on first through seventh valuation dates:	Various (all less than initial underlying price, notes NOT called)
Closing price on final valuation date:	$123.50 (greater than the downside threshold but less than the initial underlying price and equal to a -5% underlying return, notes NOT called)
Payment at maturity (per $10.00 stated principal amount):	$10.00 + ($10.00 × contingent absolute return) $10.00 + ($10.00 × 5.00%) $10.00 + 0.50 $10.50

Because the final underlying price is greater than the downside threshold but less than the initial underlying price on the final valuation date, the notes are not called and we would pay you at maturity a total of $10.50 per $10.00 stated principal amount (5.00% total return), reflecting the contingent absolute return of 5.00%.

Example 4 — Notes are NOT Called and the Final Underlying Price is Less Than the Downside Threshold on the Final Valuation Date

Closing price on first through seventh valuation dates:	Various (all less than initial underlying price, notes NOT called)
Closing price on final valuation date:	$39.00 (less than initial underlying price and downside threshold, notes NOT called)
Payment at maturity (per $10.00 stated principal amount):	$10.00 × (1 + underlying return) $10.00 × (1 + –70.00%) $10.00 × 0.30 $3.00

Because the notes are not called and the final underlying price is less than the downside threshold on the final valuation date, the contingent absolute return would not apply and we would pay you at maturity a total of $3.00 per $10.00 stated principal amount (a 70.00% loss on the notes).

FedEx Corporation

According to its publicly available filings with the SEC, FedEx Corporation delivers packages and freight to multiple countries and territories through an integrated global network. FedEx Corporation provides worldwide express delivery, ground small-parcel delivery, less-than-truckload freight delivery, supply chain management services, customs brokerage services, and trade facilitation and electronic commerce solutions. Information provided to or filed with the SEC by FedEx Corporation pursuant to the Exchange Act of 1934, as amended, can be located by reference to the SEC file number 001-15829.  The common stock of FedEx Corporation, par value $0.10 per share (Bloomberg ticker: FDX), is listed on the New York Stock Exchange.

This pricing supplement relates only to the notes offered hereby and does not relate to the common stock of FedEx Corporation or other securities of FedEx Corporation. We have derived all disclosures contained in this pricing supplement regarding FedEx Corporation from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc., CGMI or UBS has participated in the preparation of such documents or made any due diligence inquiry with respect to FedEx Corporation, such publicly available documents or any other publicly available information regarding FedEx Corporation.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. FedEx Corporation is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

None of Citigroup Global Markets Holdings Inc., Citigroup Inc., UBS or any of their respective subsidiaries makes any representation to you as to the performance of the shares of common stock of FedEx Corporation.

Historical Information Regarding the Common Stock of FedEx Corporation

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, the shares of common stock of FedEx Corporation from January 2, 2008 through May 1, 2020. The closing price of the shares of common stock of FedEx Corporation on May 1, 2020 was $118.20. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the shares of common stock of FedEx Corporation has experienced significant fluctuations. The historical performance of the shares of common stock of FedEx Corporation should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the shares of common stock of FedEx Corporation during the term of the notes. We cannot give you assurance that the performance of the shares of common stock of FedEx Corporation will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the shares of common stock of FedEx Corporation will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of common stock of FedEx Corporation.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/02/08	03/31/08	$93.48	$82.55	$0.10000
04/01/08	06/30/08	$98.65	$77.25	$0.10000
07/01/08	09/30/08	$92.00	$73.01	$0.11000
10/01/08	12/31/08	$80.74	$54.94	$0.11000
01/02/09	03/31/09	$64.44	$34.28	$0.11000
04/01/09	06/30/09	$61.71	$44.96	$0.11000
07/01/09	09/30/09	$79.53	$53.36	$0.11000
10/01/09	12/31/09	$91.36	$72.69	$0.11000
01/04/10	03/31/10	$93.40	$76.69	$0.11000
04/01/10	06/30/10	$95.62	$70.11	$0.11000
07/01/10	09/30/10	$87.29	$70.70	$0.12000
10/01/10	12/31/10	$95.21	$85.43	$0.24000
01/03/11	03/31/11	$98.32	$85.28	$0.00000
04/01/11	06/30/11	$95.74	$85.38	$0.12000
07/01/11	09/30/11	$98.50	$66.58	$0.13000
10/03/11	12/30/11	$84.92	$65.15	$0.13000
01/03/12	03/30/12	$96.98	$84.09	$0.13000
04/02/12	06/29/12	$92.19	$84.34	$0.13000
07/02/12	09/28/12	$92.79	$84.39	$0.14000
10/01/12	12/31/12	$93.49	$84.50	$0.28000
01/02/13	03/28/13	$109.07	$94.25	$0.00000

04/01/13	06/28/13	$102.17	$91.87	$0.14000
07/01/13	09/30/13	$116.83	$97.77	$0.15000
10/01/13	12/31/13	$143.77	$112.08	$0.15000
01/02/14	03/31/14	$142.70	$129.44	$0.15000
04/01/14	06/30/14	$151.50	$131.23	$0.15000
07/01/14	09/30/14	$162.18	$145.47	$0.20000
10/01/14	12/31/14	$182.03	$151.26	$0.20000
01/02/15	03/31/15	$181.40	$164.59	$0.20000
04/01/15	06/30/15	$184.98	$166.22	$0.20000
07/01/15	09/30/15	$171.89	$140.74	$0.25000
10/01/15	12/31/15	$164.14	$143.69	$0.25000
01/04/16	03/31/16	$164.54	$123.18	$0.25000
04/01/16	06/30/16	$168.27	$146.13	$0.25000
07/01/16	09/30/16	$177.30	$151.45	$0.40000
10/03/16	12/30/16	$201.02	$169.70	$0.40000
01/03/17	03/31/17	$197.42	$184.61	$0.40000
04/03/17	06/30/17	$217.33	$183.56	$0.40000
07/03/17	09/29/17	$225.58	$203.55	$0.50000
10/02/17	12/29/17	$251.07	$214.45	$0.50000
01/02/18	03/29/18	$274.32	$229.48	$0.50000
04/02/18	06/29/18	$265.53	$226.67	$0.50000
07/02/18	09/28/18	$255.73	$227.61	$0.65000
10/01/18	12/31/18	$240.94	$152.70	$0.65000
01/02/19	03/29/19	$185.62	$157.19	$0.65000
04/01/19	06/28/19	$198.15	$152.34	$0.65000
07/01/19	09/30/19	$176.01	$143.25	$0.65000
10/01/19	12/31/19	$165.67	$138.39	$0.65000
01/02/20	03/31/20	$164.91	$90.49	$0.65000
04/01/20	05/01/20*	$129.48	$109.22	$0.65000

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2020 includes data for the period from April 1, 2020 through May 1, 2020. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2020.

We make no representation as to the amount of dividends, if any, that may be paid on the shares of common stock of FedEx Corporation in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of common stock of FedEx Corporation. The graph below illustrates the performance of the shares of common stock of FedEx Corporation from January 2, 2008 to May 1, 2020. The closing price of the shares of common stock of FedEx Corporation on May 1, 2020 was $118.20. We obtained the closing prices of the common stock of FedEx Corporation from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the common stock of FedEx Corporation should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the shares of common stock of FedEx Corporation. We cannot give you assurance that the performance of the shares of common stock of FedEx Corporation will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a note should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.15 for each note sold in this offering. UBS, as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes sold in this offering for $9.85 per note. UBS proposes to offer the notes to the public at a price of $10.00 per note. UBS will receive an underwriting discount of $0.15 per note for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the notes is more than two business days after the trade date, investors who wish to sell the notes at any time prior to the second business day preceding the settlement date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing price of the underlying and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately 5 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital

Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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